ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of 23 October 2019 (the “Effective Date”) by and between Bonum Health, LLC a Florida limited liability company (“Seller”) and Hardikkumar Patel, (“Member”) on one hand, and Bonum Health, LLC, a Delaware limited liability company (“Buyer” or “Company”) on the other hand. (Buyer, Member and Seller shall be referred to herein each as “Party” and collectively as the “Parties”)

BACKGROUND:

A.	Seller is a telehealth service provider, providing its members with secure online access to a national network of board-certified physicians, each with an average of 15+ years of experience, with proprietary HIPAA-compliant software (as more fully defined below) that makes receiving quality healthcare quick, simple, and painless for everyday people who do not have time to sit in waiting rooms (the “Business”).

B.	Member owns 100% of the membership interests of Seller;

C.	Seller, itself and through its affiliates, is engaged in the business of (i) providing an online platform for independent licensed pharmacies to purchase pharmaceuticals from licensed wholesale distributors; (ii) wholesale pharmaceutical sales, logistics and logistic services; and (iii) delivery of pharmaceuticals directly to patients.

D.

Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain specified assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

E.	The Parties desire and intend that the transactions contemplated by this Agreement be treated as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

TERMS AND CONDITIONS:

For the reasons described above, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Certain Definitions.

a.	The term “Software” means:

i.	the software described generally in the attached Schedule 1(a)(i) as more specifically described in the Documentation, including: (i) the software’s Source Code and object code; and (ii) all databases, files, application programming interfaces, and other components of and works embodied in the software (including any audio or visual content or screen displays in the user interface), and all updates, upgrades, corrections, modifications, translations, releases, versions, and derivative works and improvements of each of the foregoing items set forth in Section 1(a)(vii) (collectively, “Software”);

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ii.	the documentation listed in the attached Schedule 1(a)(ii) and all other documentation (whether in human or machine readable form) describing or relating to the Software, including each of the following: operating, installation, administrator, and user manuals and training materials; technical, functional, service level, and other requirements and specifications; file and record layouts and fields; schematics; flow charts; algorithms; architectural diagrams; data models; build instructions; compilation instructions; testing and configuration documentation; developer annotations, programming notes, and technical data; programming, hardware, system, and network design and configuration documentation; and any other documents describing or relating to the creation, design, development, installation, implementation, execution, structure, function, performance, correction, modification, improvement, or use of the Software or the Software’s operating environment, and all updates, upgrades, corrections, modifications, translations, releases, versions, and derivative works and improvements of each of the foregoing items set forth in Section 1(a)(viii) (collectively, “Documentation”);

iii.	(A) copyrights in the Software and Documentation, whether registered or unregistered, arising by any applicable Law of any jurisdiction throughout the world or any treaty or other international convention, (B) registrations and applications for registration of such copyrights, including the registrations and applications set forth in the attached Schedule 1(a)(iii); and (C) issuances, extensions, and renewals of such registrations and applications (collectively, “Acquired Copyrights”);

iv.	patents and patent applications claiming the Software and Documentation, in whole or in part, including the patents and patent applications listed in the attached Schedule 1(a)(iv), all patents that issue from such patent applications, and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals, of any of the foregoing (“Patents”), and any other patents or patent applications from which any Patents claim priority or that claim priority from any Patents, and all inventions disclosed and claimed in any of the foregoing (collectively “Acquired Patents”);

v.	the Source Code and any and all of the following that comprise, are comprised by or relate to the Software or Documentation, in whole or in part, and are not generally known by or available to third parties: information, inventions, discoveries, improvements, know-how, formulas, programs, tools, codes, algorithms, statements, notations, comments, descriptions, identifiers, instructions, ideas, concepts, flow charts, drawings, designs, patterns, plans, compilations, data, databases, data collections, devices, procedures, methods, techniques, processes, and other content and materials (collectively, “Acquired Trade Secrets”);

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vi.	any databases or data compilations that comprise or are comprised by the Software or Documentation, including all sui generis rights in such databases or data compilations in addition to any copyrights or Trade Secrets relating thereto; the trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin (“Trademarks”) listed on Schedule 1(a)(vi), together with the goodwill associated with and symbolized by the Trademarks and all registrations, applications for registration, and renewals thereof (collectively, “Acquired Marks);

vii.	data, information, and other content of any type and in any format, medium, or form, including the design registrations set forth in Schedule 1(a)(vii) and any audio, visual, graphic, digital, screen, menu, icon, GUI, or other work, expression, display, design, material, or output, that is generated automatically upon executing the Software without additional user input or is otherwise authored by the Software, whether or not registered, copyrighted, or copyrightable;

viii.	the domain names and social media accounts listed on Schedule 1(a)(viii) and all other internet domain names, social media account and user names (including “handles”), web addresses, URLs, websites, and web pages, and social media sites or pages, and all content and data thereon or relating thereto, that are owned or Controlled by Seller and used exclusively or primarily in connection with the Software or Documentation, including any marketing, promotion or sale thereof; and

ix.	all other Intellectual Property and other assets material to the operation of the Business, including that listed on Schedule 1(b)(v);

x.	For purposes of this Section:

1.	“Source Code” means the human readable source code of the Software to which it relates, in the programming language in which the Software was written, together with all related flow charts and technical documentation, including a description of the procedure for generating object code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, build, operate, support, maintain, and develop modifications, upgrades, updates, adaptations, enhancements, new versions, and other derivative works and improvements of, and to develop computer programs compatible with, the Software;

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2.	“Intellectual Property” means inventions, patents, pending patent applications, works, copyrights, trademarks (including service marks), design rights, trade secrets, technology, compositions, formulas, processes, methods, specifications, schematics, mechanical designs, programs, know-how, software, data, results, information, improvements, modifications, derivatives, financial and business processes, Confidential Information and all rights in and to any of the foregoing, whether registered, registerable, or unregistered, and including any application for registration of any of the foregoing and all rights or forms of protection of a similar nature having equivalent or similar effect to any of these, which may exist anywhere in the world. “Intellectual Property” means all intellectual property rights and related priority rights throughout the world, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including:

a.	all trade secrets and all intellectual property rights in or to Confidential Information, know-how, show-how or Technology (“Trade Secrets”);

b.	all trade names, trademarks, service marks, trade dress, logos and other source or business identifiers (whether registered or unregistered), together with the goodwill associated with any of the foregoing, and all registrations, applications for registration, renewals and extensions for any of the foregoing (“Marks”);

c.	all copyrights (whether registered or unregistered) and moral rights, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing (“Copyrights”);

d.	all intellectual property rights in or to Software, databases and data collections;

e.	all domain names, together with the goodwill associated therewith, and all registrations, applications for registration, renewals and extensions for any of the foregoing (“Domain Names”); and

f.	all patents, patent applications and invention disclosures, including all continuations, continuations-in-part, divisionals and provisionals and all patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (“Patents”).

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3.	“Intellectual Property Assets” means all Intellectual Property included in the Purchased Assets.

4.	“Confidential Information” means proprietary and/or confidential information of a party, including but not limited to trade secrets, technical data, know-how, inventions, works of authorship, processes, designs, drawings, formulas, and information relating to development, engineering, marketing, finances, financial models, business plans, pricing, customer lists, investors, employees, business and contractual relationships and the terms of this Agreement which is designated in writing to be confidential or proprietary, or if given orally or visually, is identified as confidential or proprietary or by its nature should reasonably be considered to be confidential or proprietary. Confidential Information does not include information, technical data or know-how which (i) is already and verifiably in the possession of the receiving party, free of any obligation of confidence at the time of disclosure; (ii) prior to or after the time of disclosure becomes an independent per se part of the public knowledge or literature, not as a result of any action or inaction of the receiving party; (iii) is developed by employees or agents of the receiving party independent of and without reference to any Confidential Information communicated by the disclosing party; or (iv) is approved for release or deemed as no longer subject to this definition by the disclosing party.

b.	“Purchased Assets” means the following:

i.	[intentionally omitted];

ii.	[intentionally omitted];

iii.	the Contracts (the “Assigned Contracts”) set forth on Schedule 1(b)(iii) of the disclosure schedules attached hereto (the “Disclosure Schedules”);

iv.	the two computers (the “Tangible Personal Property”) listed on Schedule 1(b)(iv);

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v.	all Intellectual Property, including without limitation product design and schematics and the Software, and the additional Intellectual Property listed on Schedule 1(b)(v);

vi.	the licenses and similar contractual rights or permissions listed on Schedule 1(b)(vii) (“Acquired Licenses”);

vii.	royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to any Purchased Assets;

viii.

claims and causes of action with respect to any Purchased Assets, whether accruing before, on, or after the Effective Date/accruing on or after the Effective Date, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, breach, or default;

ix.	[intentionally omitted];

x.	all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

xi.	[intentionally omitted]; and

xii.

As it or they relate to the Purchased Assets, originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”).

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2.	Purchase and Sale.

a.	Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the Purchased Assets.

b.	[intentionally omitted].

c.	Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

i.	all trade accounts payable of Seller to third parties in connection with the Purchased Assets that remain unpaid and are not delinquent as of the Closing Date;

ii.

such liabilities in respect of the Assigned Contracts but only to the extent that such liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing.

iii.	[intentionally omitted.]

iv.	[intentionally omitted.]

d.	Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Affiliate includes, but is not limited to, Member.

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e.	Purchase Price.

i.	The aggregate purchase price for the Purchased Assets plus the assumption of the Assumed Liabilities and the Milestone Payments referenced below shall be up to nine hundred thousand (900,000) Shares (the “Purchase Price”). The Purchase Price shall be payable as follows:

ii.	Buyer shall issue to Seller Two Hundred Fifty Thousand (250,000) Shares at Closing.

iii.	As additional consideration for the Purchased Assets, Buyer shall issue to Seller the following amounts of Shares (each a “Milestone Payment”) upon the achievement by or on behalf of Buyer of the following events (each, a “Milestone Event”):

1.	Two Hundred Forty Thousand (240,000) Shares upon placement by Buyer of forty (40) in-store pharmacy wellness kiosks utilizing the Tele Meds Platform on or before the first anniversary of the Effective Date (the “First Milestone Event”);

2.	Two Hundred Five Thousand (205,000) Shares upon placement by Buyer of seventy (70) in-store pharmacy wellness kiosks utilizing the Tele Meds Platform, including, those TeleMed Platforms comprising the First Milestone Event, on or before the first anniversary of the Effective Date (the “Second Milestone Event”); and

3.	Two Hundred Five Thousand (205,000) Shares upon placement by Buyer of one hundred (100) in-store pharmacy wellness kiosks utilizing the Tele Meds Platform, including, those TeleMed Platforms comprising the First and Second Milestone Events, on or before the first anniversary of the Effective Date (the “Third Milestone Event”).

iv.	“Shares” means shares of common stock in Trxade Group, Inc., a Delaware corporation and the parent company of Buyer (OTCMKTS: TRXD). The number of Shares listed above shall be subject to adjustment for stock splits, recapitalizations and the like of Trxade Group, Inc. with respect to such Shares. The Shares are restricted shares and subject to, among other things, SEC Rule 144, and shall be subject to and issued under the form of the Subscription Agreement, attached hereto as Exhibit A.

f.	Within three (3) months following the Closing, Buyer and Seller shall agree on, prepare and deliver to each other a schedule setting forth the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets for all purposes (including Tax and financial accounting) (the “Purchase Price Allocation”) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate), which allocation shall be binding upon all of the Parties. The Parties agree that they shall report in a manner consistent with the Purchase Price Allocation for all tax purposes. The Parties shall report, act, and file tax returns in all respects and for all purposes consistent with such allocation. None of the Parties shall take any position (whether in tax audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

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g.	To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Seller, and shall indemnify and hold Company harmless from any damages and costs relating to the failure of Seller to obtain the necessary consents.

3.	Closing.

a.	Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company, at a mutually agreeable time, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

b.	At the Closing, Seller shall deliver to Buyer the following:

i.	the “Subscription Agreement” in the form of Exhibit A attached hereto and duly executed by Seller or the Member, as the case may be;

ii.	a bill of sale in the form of Exhibit B attached hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

iii.	an assignment and assumption agreement in the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

iv.	the “Transition Services Agreement” in the form of Exhibit D attached hereto and duly executed by Seller;

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v.	the “Registration Rights Agreement” in the form of Exhibit E attached hereto and duly executed by the Seller or the Member, as the case may be;

vi.	the “Stock Purchase Agreement” in the form of Exhibit F attached hereto and duly executed by Seller;

vii.	tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any Taxes owed by Seller in those jurisdictions;

viii.	a certificate of the secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the members of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents; and

ix.	such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

c.	At the Closing, Buyer shall deliver to Seller the following:

i.	that portion of the Purchase Price referenced in Section 2(e)(i);

ii.	the Subscription Agreement, attached hereto as Exhibit A, duly executed by Buyer;

iii.	the Assignment and Assumption Agreement, attached hereto as Exhibit C, duly executed by Buyer;

iv.	the Transition Services Agreement, attached hereto as Exhibit D, duly executed by Buyer; and

v.	the “Registration Rights Agreement” in the form of Exhibit E attached hereto and duly executed by Trxade Group, Inc.

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4.	Representations and Warranties of Seller and Member. Seller and Member, jointly and not severally, represent and warrant to Buyer that the statements contained in this Section 4 are true and correct as of the date hereof.

a.	Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Florida. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms. Seller does not have any subsidiaries, nor does the Seller own or otherwise control, directly or indirectly, any interest in any corporation, association or business entity.

b.	Member has full corporate power and authority to enter into this Agreement, to carry out his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Member of this Agreement, the performance by Member of his obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Member. This Agreement constitute legal, valid, and binding obligations of Member enforceable against Member in accordance with its respective terms

c.	The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of organization, operating agreement, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

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d.	Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at 31 December in each of the years 2016, 2017 and 2018 and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended (the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of June 30, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.

e.	Seller has no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, greater than $10,000, except as disclosed on Schedule 2(c).

f.	Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

g.	Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

h.	Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances.

i.	Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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j.	[intentionally omitted];

k.	[intentionally omitted];

l.	[intentionally omitted];

m.	Schedule 4(m) of the Disclosure Schedules sets forth with respect to the Business: (i) each supplier to whom Seller has paid consideration for goods or services (collectively, the “Suppliers”); and (ii) the amount of purchases from each Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

n.	Actions. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (a) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

o.	There are no outstanding Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

p.	Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

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q.	All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

r.	No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

s.	No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

t.	Employees and Employee Benefits.

i.	Schedule 4(t) of the Disclosure Schedules sets forth a true and complete list of (i) all the names, location of employment and length of service for all of the current and former employees of the Seller (“Seller Employees”) and any current and former independent sales consultants of such Seller, and (ii) all existing employment contracts, consulting contracts or severance arrangements which constitute contractual obligations of such Seller with respect to such Seller Employees and independent sales consultants.

ii.	The Seller is in material compliance with all provisions of Law pertaining to the employment and terminating of employees, including, without limitation all Laws relating to labor relations, equal employment practices, fair employment practices, entitlements, prohibited discrimination, terms and conditions of employment, employment safety, wages and hours, independent contractor classification, withholding requirements, or other similar employment or hiring practices or acts, and such Seller is not engaged in any unfair labor practice or party to any investigation, grievance, litigation, action, suit or proceedings involving a violation or alleged violation of any of the foregoing Laws.

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iii.	The Seller has not, and has no liability with respect to, any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

iv.	As of the date hereof, all former and current employees, consultants and contractors of the Seller have been paid all wages, compensation, benefits and other remuneration owed to them by Seller in accordance with the Seller’s policies and historical practices

u.	Transactions with Affiliates. Section 4(u) of the Disclosure Schedules sets forth a true and complete list and description of all material transactions engaged in between (i) Seller or its Member or other Affiliates, on the one hand, and (ii) such Seller, or any director, officer, employee, member, partner or agent of such Seller, on the other hand.

v.	Fraudulent Conveyance. The Seller is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud present or future creditors of the Seller or Member or Buyer or to otherwise effect a fraudulent conveyance under the United States Bankruptcy Code, 11 U.S.C. §§101, et seq. or any other federal, state or local Laws affecting the rights of creditors generally.

w.	Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Seller is and has been in compliance with all applicable laws in all relevant jurisdictions, the Seller’s privacy policies and the requirements of any contract or codes of conduct to which the Seller is a party. The Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent the Seller maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Seller is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Seller is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

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x.	Disclosure. The representations and warranties contained in this Section 4 and in the certificates furnished by the Seller to Buyer and in the Exhibits hereto do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

y.	Intellectual Property Assets.

i.	The Seller is the exclusive owners of the entire and unencumbered right, title, and interest in and to, or have a valid and enforceable license to use, the Intellectual Property Assets. Schedule 1(a)(i) provides a complete and accurate list of all of the Intellectual Property included in the Assets. All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property Assets owned by the Seller that have been issued or registered or are the subject of a pending application have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Intellectual Property Assets have been timely filed, with the relevant Governmental Authority in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Intellectual Property Assets and all issuances, registrations and applications therefor. There are no annuities, payments, fees, responses to office actions or other filings necessary to be made with respect to any such Intellectual Property Assets and having a due date within ninety (90) days after the date of this Agreement.

ii.	Each of the Intellectual Property Assets is valid and enforceable. The Intellectual Property Assets do not infringe upon any Intellectual Property rights of any Person and to the Sellers’ Knowledge no Person is infringing upon any of the Intellectual Property Assets. To the extent copyrighted material not owned by the Sellers is utilized or incorporated in works of the Sellers, the Sellers have received written authorization to utilize and incorporate such third party copyrighted material. None of the registrations or applications for any of the Intellectual Property Assets, if any, have expired or been abandoned and none of the Intellectual Property Assets are subject to any outstanding Order restricting the scope of use thereof. There are no settlements or consents, covenants-not-to-sue, non-assertion assurances, or releases to which any of the Sellers is bound or to which any Intellectual Property Assets are subject, in each that, that adversely affects Seller’s rights to own, use, sell, license, or exploit any of the Intellectual Property Assets. Neither the conduct of the Business nor any of the Intellectual Property Assets (or the use, practice or exploitation thereof) infringes, constitutes or results from a misappropriation of or violates any Intellectual Property rights of any Person. There are no claims pending or, to the knowledge of Sellers, threatened, and Seller has not received any other communications, (A) alleging that the conduct of the Business or any of the Intellectual Property Assets infringes, constitutes or results from a misappropriation of or violates any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property Assets, nor is Seller aware of any basis therefor. The Seller does not, and will not have an obligation to, pay any royalties or incur any obligations to any Person for the use of the Intellectual Property Assets.

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iii.	The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Buyer’s right to own, use, sell, license or exploit any of the Intellectual Property Assets. Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by any of the Seller (or, to the knowledge of the Seller, any third Person) to any third Person of any license or right with respect to any Intellectual Property Assets pursuant to any Contract to which any of the Sellers is a party or by which any assets or properties of the Sellers are bound.

iv.	Schedule 1(a)(i) provides a complete and accurate list of all Software included in the Intellectual Property Assets (the “Seller Software”). No Person has been licensed or provided, or has been permitted to access or use, any Source Code or related Source Code materials for any Seller Software. No Source Code or related Source Code materials for any Seller Software has been deposited in escrow or is subject to any obligation to be deposited or maintained in escrow. No open source Software, free Software, “shareware” or other Software distributed under any similar distribution models is incorporated or embedded in or distributed with, or was or is used in connection with the development, maintenance or operation of, any Seller Software or any product or service of the Business in a manner that subjects any Source Code for any Seller Software to any requirement or obligation to be made available, disclosed, contributed, distributed or licensed to any Person (including the open source community).The Sellers have not licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any Source Code or related documentation for any Intellectual Property Assets developed by or for the Seller. None of the Sellers is currently a party to any Source Code escrow Contract or any other Contract (or a party to any Contract obligating that the Seller to enter into a Source Code escrow Contract or other Contract) requiring the deposit of Source Code or related materials for any such Intellectual Property Assets.

v.	Schedule 1(a)(vi) additionally sets forth all of the common law trademarks that have been used by the Sellers or in connection with the Business (the “Common Law Marks”) and sets forth, with respect to each Common Law Mark, the dates of use and the goods or services with respect to which it has been used. To the Sellers’ Knowledge, no other Person is using any names or marks that are the same or confusingly similar to the Common Law Marks for similar goods or services, nor is there any confusion by any members of the public regarding the Common Law Marks. The Sellers have not received notice from any third party informing the Sellers that its use of any of the Common Law Marks is infringing upon the intellectual property rights of any Person or has caused or is causing any damage or injury.

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vi.	Sellers have taken commercially reasonable measures to protect the confidentiality and value of all Trade Secrets (including Software Source Code) included in the Intellectual Property Assets and all other material confidential information related to the Business. All former and current employees, consultants and contractors of Seller have executed written instruments with such Seller that assign to such Seller all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business or any of the products or services being researched, developed, manufactured or sold by such Seller or that may be used with any such products or services and Intellectual Property Assets relating thereto.

5.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in Section 5 are true and correct as of the date hereof.

a.	Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

b.	The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

c.	No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

d.	There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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6.	Covenants.

a.	From and after the Closing, Seller and Member, shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

b.	Seller and Member acknowledge the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller and Member shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the telemedicine industry (the “Restricted Business”) in the United States (the “Territory”); (ii) have a material interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller or Member and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship to the detriment of the Business. Notwithstanding the foregoing, Seller or Member may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or Member is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. For avoidance of doubt, operating a retail and/or online pharmacy shall not be deemed a Restricted Business.

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c.	During the Restricted Period, Seller and Member shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5(c) shall prevent Seller or Member or any of their Affiliates from hiring: (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee, or (iii) any employee with written consent of Buyer.

d.	Seller and Member acknowledge that a breach or threatened breach of Sections 5(b) and 5(c) would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller or Member of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security or to prove actual damages or that monetary damages will not afford an adequate remedy).

e.	Seller and Member acknowledge that the restrictions contained in Sections 5(b) and 5(c) are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in Sections 5(b) and 5(c) should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in Sections 5(b) and 5(c) and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

f.	Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

g.	The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller or Member to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

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h.

From and after the Closing, if Seller or Member or any of its Affiliates receives or collects any funds relating to any Purchased Asset, Seller or Member or its Affiliate shall remit such funds to Buyer within five (5) business days after its receipt thereof.

i.	All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

j.	After Closing, Buyer will fund remote hub installation, marketing and IT up to an amount of Six Hundred Thousand Dollars ($600,000).

k.	Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

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7.	Indemnification.

a.	All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of three (3) years.

b.	Subject to the other terms and conditions of this Section 7, Member shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

i.	any inaccuracy in or breach of any of the representations or warranties of Seller or Member contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

ii.	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller or Member pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

iii.	any Excluded Liability; or

iv.	any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

c.	Subject to the other terms and conditions of this Section 7, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

i.	any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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ii.	any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

iii.	any Assumed Liability.

d.	Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

e.	The rights and remedies provided in this Section 7 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

f.	Neither Seller, Member nor Buyer is liable under this Section 7 unless and until the aggregate indemnity claim for which they or it, respectively, would otherwise be liable under this Agreement exceed $25,000 (at which point Seller, Member or Buyer, as applicable, are liable for the aggregate amount of any such claim and not just amounts in excess of that sum), and in no event shall the aggregate liability of Seller and Member, on the one hand, or of Buyer on the other hand, exceed the value of the Shares actually received by Seller as determined by the thirty (30) day trailing average reported on the OTC; provided however, this limitation on liablity shall not apply to a breach of the representations and warranties contained in Section 4(y) above and Seller and Member’s liability thereunder and hereunder shall not be subject to limitation.

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8.	Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the five business day following the date of mailing by reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Seller:	Bonum Health, LLC
ATTN: Hardikkumar Patel, Manager
5806 Breckenridge Pkwy
Tampa, FL 33610

If to Member:	Hardikkumar Patel
5806 Breckenridge Pkwy
Tampa, FL 33610

If to Buyer:	Bonum Health, LLC
ATTN: Surendra Ajjarapu, CEO
3840 Land O’ Lakes Blvd
Land O’ Lakes, FL 34639
800-805-8705

Any party hereto may from time to time change its address for notices under this Section by giving at least ten (10) days’ prior written notice of such changed address or facsimile number to the other party hereto.

9.	Miscellaneous.

a.	Except as otherwise provided herein, after Closing, any and all provisions set forth herein which, by their very nature, are intended to survive expiration or termination hereof, shall so survive, including without limitation, the provisions respecting representations and warranties, indemnifications, limitation of liability, insurance, and governing law.

b.	All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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c.	This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

d.	If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

e.	This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

f.	This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

g.	This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

h.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

i.	The laws of the State of Florida, excluding its choice of law provisions if such laws would result in the application of laws other than the laws of the State of Florida, shall govern any disputes among the parties, the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties. Venue shall lie exclusively in Hillsborough County, Florida.

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j.	Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of this Agreement, shall be settled by arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) at the offices of AAA located in Tampa, Florida or the nearest city thereto in which AAA has offices, by a single arbitrator selected by the AAA. The arbitrator shall be bound by this Agreement and shall interpret this Agreement in accordance with the applicable laws of the United States and the internal laws of the State of Florida (other than conflicts of law rules). Any award, order or judgment pursuant to such arbitration shall be deemed final and shall be entered and enforced in any court of competent jurisdiction.

k.	The Background above, and all Exhibits and Schedules hereto, are true and correct and incorporated by reference.

l.	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

-Signature page follows-

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In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.

BUYER:	SELLER:

BONUM HEALTH, LLC, a Delaware limited liability company	BONUM HEALTH, LLC, a Florida limited liability company

/s/ Suren Ajjarapu 10/23/19		/s/ Hardikkumar Patel 10/23/2019
By:	Suren Ajjarapu	By:	Hardikkumar Patel
Its:	Manager	Its:	Manager

MEMBER:

/s/ Hardikkumar Patel 10/23/2019
Hardikkumar Patel

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Schedule 1(a)(i): SOFTWARE

Schedule 1(a)(ii) DOCUMENTATION

Schedule 1(a)(iii) COPYRIGHTS

Schedule 1(a)(iv) PATENTS

Schedule 1(a)(vi) TRADEMARKS and COMMON LAW TRADEMARKS

Schedule 1(a)(vii) DESIGN REGISTRATIONS

Schedule 1(a)(viii) DOMAIN NAMES AND SOCIAL MEDIA

Schedule 1(b)(iii) ASSIGNED CONTRACTS

Schedule 1(b)(iv) TANGIBLE PERSONAL PROPERTY

Schedule 1(b)(v) ADDITIONAL INTELLECTUAL PROPERTY

Schedule 1(b)(vii) ACQUIRED LICENSES

Schedule 2(c) LIABILITIES

Schedule 4(l) CUSTOMERS

Schedule 4(m) SUPPLIERS

Schedule 4(t) EMPLOYEES AND CONTRACTORS

Schedule 4(u) AFFILIATE TRANSACTIONS

EXHIBIT A: SUBSCRIPTION AGREEMENT

EXHIBIT B: BILL OF SALE

EXHIBIT C: ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D: TRANSITION SERVICES AGREEMENT

EXHIBIT E: REGISTRATION RIGHTS AGREEMENT

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